Filed Pursuant to Rule 433
Registration Statement No. 333-133985
January 31, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B7, Class B8, Class B9 and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

					Summary Interest Rate Formula Subject to:			Initial Certificate Ratings(3)
Class	Collateral Group	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula	Minimum Rate	Maximum Rate	Principal Type	S&P	Fitch
1-A1	1	$15,462,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Super Senior, Non-accelerating(5)	AAA	AAA
1-A2	1	$148,693,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Sequential	AAA	AAA
1-A3	1	$1,060,000	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior Support, Non-accelerating(5)	AAA	AAA
2-A1	2A, 2B, 2C	$281,561,000	5.6900%	LIBOR + 0.3700%	0.3700%	7.0000%	Senior, Exchangeable	AAA	AAA
2-A2(4)(7)	2B	$94,246,000(6)	1.3100%	6.6300% - LIBOR	0.0000%	6.6300%	Senior, Interest-Only	AAA	AAA
2-A3(4)(7)	2A	$134,273,000(6)	1.3100%	6.6300% - LIBOR	0.0000%	6.6300%	Senior, Interest-Only	AAA	AAA
2-A4(4)	2C	$72,242,000(6)	1.3100%	6.6300% - LIBOR	0.0000%	6.6300%	Senior, Interest-Only	AAA	AAA
2-A5	2A, 2B, 2C	$19,200,000	5.6900%	LIBOR + 0.3700%	0.3700%	7.0000%	Senior, Exchangeable	AAA	AAA
2-A6(4)	2A	$8,571,000	5.6900%	LIBOR + 0.3700%	0.3700%	7.0000%	Senior Support, Pass-Through	AAA	AAA
2-A7(4)	2A	$125,702,000	5.6900%	LIBOR + 0.3700%	0.3700%	7.0000%	Super Senior, Pass-Through	AAA	AAA
2-A8(4)	2B	$6,017,000	5.6900%	LIBOR + 0.3700%	0.3700%	7.0000%	Senior Support, Pass-Through	AAA	AAA
2-A9(4)	2B	$88,229,000	5.6900%	LIBOR + 0.3700%	0.3700%	7.0000%	Super Senior, Pass-Through	AAA	AAA
2-A10(4)	2C	$4,612,000	5.6900%	LIBOR + 0.3700%	0.3700%	7.0000%	Senior Support, Pass-Through	AAA	AAA
2-A11(4)	2C	$67,630,000	5.6900%	LIBOR + 0.3700%	0.3700%	7.0000%	Super Senior, Pass-Through	AAA	AAA
2-A12	2A, 2C	$206,515,000(6)	1.3100%	6.6300% - LIBOR	0.0000%	6.6300%	Senior, Exchangeable	AAA	AAA
2-A13	2A, 2B	$228,519,000(6)	1.3100%	6.6300% - LIBOR	0.0000%	6.6300%	Senior, Exchangeable	AAA	AAA
2-A14	2A, 2B, 2C	$300,761,000(6)	1.3100%	6.6300% - LIBOR	0.0000%	6.6300%	Senior, Exchangeable	AAA	AAA
3-A1	3A, 3B	$51,112,000	5.5700%	LIBOR + 0.2500%	0.2500%	7.5000%	Senior, Exchangeable	AAA	AAA
3-A2	3A, 3B	$51,112,000(6)	1.9300%	7.2500% - LIBOR	0.0000%	7.2500%	Senior, Exchangeable	AAA	AAA
3-A3(4)(7)	3B	$29,247,000(6)	1.9300%	7.2500% - LIBOR	0.0000%	7.2500%	Senior, Interest-Only	AAA	AAA
3-A4(4)(7)	3A	$21,865,000(6)	1.9300%	7.2500% - LIBOR	0.0000%	7.2500%	Senior, Interest-Only	AAA	AAA
3-A5(4)	3A	$21,865,000	5.5700%	LIBOR + 0.2500%	0.2500%	7.5000%	Senior, Pass-Through	AAA	AAA
3-A6(4)	3B	$29,247,000	5.5700%	LIBOR + 0.2500%	0.2500%	7.5000%	Senior, Pass-Through	AAA	AAA
B1	All	$13,752,000	6.2501%	Weighted Average Rate-0.4000%(8)	Not Applicable	Not Applicable	Subordinate	AA	AA
B2	All	$3,576,000	6.2501%	Weighted Average Rate-0.4000% (8)	Not Applicable	Not Applicable	Subordinate	N/R	AA-
BIO1	All	$17,328,000(6)	0.4000%	0.4000%	Not Applicable	Not Applicable	Subordinate, Interest-Only	N/R	AA-
B3	All	$4,126,000	6.4001%	Weighted Average Rate-0.2500% (8)	Not Applicable	Not Applicable	Subordinate	N/R	A
B4	All	$1,375,000	6.4001%	Weighted Average Rate-0.2500% (8)	Not Applicable	Not Applicable	Subordinate	N/R	A-
BIO2	All	$5,501,000(6)	0.2500%	0.2500%	Not Applicable	Not Applicable	Subordinate, Interest-Only	N/R	A-
B5	All	$2,750,000	6.6501%	Weighted Average Rate(8)	Not Applicable	Not Applicable	Subordinate	N/R	BBB
B6	All	$1,100,000	6.6501%	Weighted Average Rate(8)	Not Applicable	Not Applicable	Subordinate	N/R	BBB-
R	1	$100	5.7500%	5.7500%	Not Applicable	Not Applicable	Senior, Residual	AAA	AAA

(1)	These balances are approximate, as described in the prospectus supplement.

(2)	Reflects the initial interest rate as of the first distribution date.

(3)	The designation “N/R” means that the specified rating agency will not rate the certificates of that class.

(4)
These classes of certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the prospectus supplement.

(5)
The Class 1-A1 and Class 1-A3 Certificates will not receive principal payments at the same rate as the other senior certificates because principal payments generally will not be distributable to the Class 1-A1 and Class 1-A3 Certificates until beginning with the distribution date in February 2012.

(6)
Initial notional amount. The Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A12, Class 2-A13, Class 2-A14, Class 3-A2, Class 3-A3, Class 3-A4, Class BIO1 and Class BIO2 Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(7)
The Class 2-A2, Class 2-A3, Class 3-A3 and Class 3-A4 Certificates will each be issued in two components: a Class I Component and a Class P Component, as described in the prospectus supplement. Each Class I Component will be issued with an interest-bearing component and will accrue interest at the rate described in the table above. Class P Components will not be issued with an interest rate or principal balance. The components are not severable.

(8)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rate applicable to Collateral Groups 1, 2A, 2B, 2C, 3A and 3B, weighted on the basis of the group subordinate amounts thereof.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AA 5
1-A2	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AB 3
1-A3	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AC 1
2-A1	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AD 9
2-A2	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AE 7
2-A3	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AF 4
2-A4	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AG 2
2-A5	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AH 0
2-A6	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AJ 6
2-A7	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AK 3
2-A8	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AL 1
2-A9	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AM 9
2-A10	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AN 7
2-A11	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AP 2
2-A12	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AQ 0
2-A13	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AR 8
2-A14	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AS 6
3-A1	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AT 4
3-A2	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AU 1
3-A3	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AV 9
3-A4	DD	0 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F AW 7
3-A5	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AX 5
3-A6	DD	0 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AY 3
B1	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F AZ 0
B2	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F BA 4
BIO1	CM	24 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F BB 2
B3	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F BC 0
B4	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F BD 8
BIO2	CM	24 Day	30/360	2/25/2037	1/25/2037	$1,000,000	$1	52521F BE 6
B5	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F BF 3
B6	CM	24 Day	30/360	2/25/2037	1/25/2037	$ 100,000	$1	52521F BG 1
R	CM	24 Day	30/360	2/25/2037	2/25/2007	100%(5)	Not Applicable	52521F BH 9

(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period beginning on the immediately preceding distribution date (or January 25, 2007, in the case of the first accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as described in the prospectus supplement.

(4)
The expected final distribution date, based upon (i) the applicable prepayment assumption and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” in the prospectus supplement. The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificate will be issued in definitive, fully registered form, representing the entire percentage interest of that class.